Exhibit 10.3

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of July 1, 2022 (the “Effective Date”), by and among STAG INDUSTRIAL, INC., a Maryland corporation (the “Company”), STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P. (the “Partnership”), a Delaware limited partnership, and MICHAEL C. CHASE (“Executive”) to reaffirm and amend the terms and conditions of Executive’s employment.

WHEREAS, the Company and Executive are parties to an Executive Employment Agreement, effective as of April 20, 2011, that provides the terms and conditions of Executive’s employment with the Company (the “Prior Agreement”);

WHEREAS, the Company and Executive have agreed that Executive shall transition from the position of Senior Vice President and Chief Investment Officer to the position of Executive Vice President and Chief Investment Officer as of the Effective Date; and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement by entering into this Agreement, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the parties agree as follows:

1.             Employment.  Employer (as defined below) hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.             Duties.

2.1            Position.  Executive is employed on a full-time basis from the Effective Date through the first anniversary of the Effective Date (the “Initial Term”) as Executive Vice President and Chief Investment Officer, shall report directly to the President of the Company, and shall have the duties and responsibilities commensurate with such position as shall be reasonably and in good faith determined from time to time by the President with respect to the Company, the Partnership and/or a subsidiary of either (collectively, “Employer”).

2.2            Duties.  Executive shall: (a) abide by all applicable federal, state and local laws, regulations and ordinances, and (b) except for vacation and illness periods, devote substantially all of his business time, energy, skill and efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business interests of Employer; provided, that, notwithstanding the foregoing, Executive may (i) make and manage personal business investments of his choice, subject to the limitations set forth in Section 8 hereof, (ii) serve as a director or in any other capacity of any business enterprise, including an enterprise whose activities may involve or relate to the Employer Business (as defined below), provided that such service is expressly approved in advance by the Board of Directors of the Company (the “Board of Directors”), and (iii) serve in any capacity with any civic, educational, religious or charitable organization, or any governmental entity or trade association; provided that all such other activities do not materially interfere with the performance of Executive’s duties hereunder.

3.             Term of Employment.  The term of this Agreement shall commence on the Effective Date and shall continue until the expiration of the Initial Term unless earlier terminated as herein provided. The Initial Term shall be automatically renewed for successive one-year periods (each an “Extended Term”) unless either party gives written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any Extended Term. As used herein, “Term” shall include the Initial Term and any Extended Term, but the Term shall end upon any lawful termination of Executive’s employment with Employer as herein provided.

4.             Compensation.

4.1            Base Salary.  As compensation for Executive’s performance of Executive’s duties as set forth herein and as hereafter determined by the compensation committee of the Board from time to time, effective as of the Effective Date, Employer shall pay to Executive a base salary of three hundred seventy-five thousand dollars ($375,000) per year (“Base Salary”), payable in accordance with the normal payroll practices of Employer, less all legally required or authorized payroll deductions and tax withholdings.  Base Salary shall be reviewed annually, and may be increased, at the sole discretion of the compensation committee of the Board, in light of Executive’s performance and Employer’s financial performance and other economic conditions and relevant factors determined by the compensation committee of the Board.

4.2            LTIP Units and Other Equity Awards.

(a)              As part of the consideration for employment, Executive shall be eligible to receive grants of LTIP Units (as defined the Partnership’s agreement of limited partnership) and other equity awards, in such amount and in such form as the compensation committee of the Board of Directors deems appropriate, should it determine that such a grant is advisable in its sole discretion. Such grants shall be subject to the terms and conditions of the STAG Industrial, Inc. 2011 Equity Incentive Plan, as amended (the “2011 Equity Plan”) (or such subsequent equity plan as may be in place from time to time), and the applicable award agreement determined by the compensation committee of the Board.

(b)              Any LTIP Units granted to Executive during the term of this Agreement shall be deemed to have been granted to Executive in consideration of services rendered or to be rendered in Executive’s capacity as a partner of the Partnership. During the Term, the Company and the Partnership shall (and shall cause each subsidiary that is a component Employer to) allocate the services provided by Executive to each component Employer and compensate Executive from the respective component Employer on a basis proportionate to the services provided by Executive to each component Employer.  The parties confirm that Employer shall (and intends to) require that a sufficient amount of services be provided hereunder to the Partnership by Executive in his capacity as a partner of the Partnership to constitute full and adequate consideration for the issuance of any LTIP Units to Executive.

4.3            Bonus.  At the sole discretion of the Board’s compensation committee, Executive may be paid a cash bonus (“Bonus”) relating to each calendar year during the Term, subject to the satisfaction of the terms and conditions set forth in the executive compensation program approved by the Board’s compensation committee. Such discretionary Bonus, if any, shall be paid on or before March 15 of the following calendar year.

5.             Customary Fringe Benefits.  Executive shall be eligible for all customary and usual fringe benefits generally available to full-time employees of Employer, subject to the terms and conditions of Employer’s policies and benefit plan documents, as the same may be amended from time to time.  As of the date hereof, Employer provides the following fringe benefits: group health insurance, group dental insurance, life insurance, short-term disability insurance and a flexible health spending program. Employer reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon written notice to Executive (which written notice may be delivered electronically by e-mail to Executive’s Company email account).  In addition, Executive shall receive an allowance for reasonable commuting and parking costs. Notwithstanding the Company’s vacation accrual rates in its vacation policy provisions, Executive shall be entitled to accrue vacation of four (4) weeks per year or, if greater, the amount provided under the Company’s vacation policy provisions.

6.             Business Expenses.  Executive shall be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Employer.  To obtain reimbursement, expenses must be submitted within one (1) month of being incurred with appropriate supporting documentation in accordance with Employer’s policies.  All such expenses shall be reimbursed within one (1) month of submission and, in any event, in the same fiscal year in which they were incurred or within one (1) month after the end of such year.

7.             Termination of Employment.  Subject to the terms and conditions of this Section 7, either the Company or Executive may terminate Executive’s employment with Employer at any time, with or without Cause (as defined below), or Good Reason (as defined below), during the Term.  Any termination of Executive’s employment during the Term shall be communicated by written notice of termination from the terminating party to the other party (the “Notice of Termination”).  The Notice of Termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and a written statement of the reason(s) for the termination.  In the case of a Notice of Termination provided by Executive to Employer, such Notice of Termination shall not be effective for a period of thirty (30) days after receipt of such Notice of Termination by Employer.  In the case of a Notice of Termination provided by the Company to Executive, such Notice of Termination shall not be effective for a period of thirty (30) days after receipt of such Notice of Termination by Executive, except that the Company may, in its discretion, pay Executive Base Salary in lieu of the notice period or any portion thereof.  If Executive’s employment is terminated by either party, for any reason, during the Term, Employer shall pay to Executive the accrued and unpaid Base Salary, any awarded but unpaid Bonus for the most recently completed fiscal year and accrued but unused vacation as of the date of Executive’s termination of employment.  Except as otherwise provided in this Section 7 and its subsections, Employer shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from Employer, any payments or benefits in respect of the termination of Executive’s employment with Employer during the Term. In addition, effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to be an active participant in any retirement or benefit plan covering employees of Employer; provided, however, Executive may effect a rollover or other transfer of his interests in any such retirement or benefit plan in accordance with the terms of such plan and applicable law. All other Employer obligations to Executive shall be automatically terminated and completely extinguished.

7.1            Severance Upon Involuntary Termination without Cause.  If the Company terminates Executive’s employment with Employer without Cause during the Term, such termination is not in connection with Executive’s death Disability (as defined below), and such termination qualifies as a “Separation from Service” under Section 409A (as defined below), Executive shall be entitled to a “Severance Package” that consists of the following:

(a) an amount equal to the product of (i) the Bonus referenced in Section 7.1(b)(ii) of this Agreement multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed between the beginning of the fiscal year in which the termination occurs and the date of termination and the denominator of which is the number of days in the fiscal year in which the termination occurs;

(b) a single cash lump-sum payment (together with the payment referenced in Section 7.1(a), the “Severance Payment”) equal to two (2) times the sum of (i) Executive’s annual rate of Base Salary in effect immediately prior to Executive’s termination of employment, and (ii) the Bonus (if any) actually paid to Executive for the most recently completed fiscal year for which the amount of Executive’s Bonus was determined by the Compensation Committee of the Board and paid;

(c) Employer’s direct-to-insurer payment of any group health or other insurance premiums for a period of eighteen (18) months (subject to Executive’s eligibility for, and proper and timely election of continued group health benefits under the Consolidated Omnibus Budget and Reconciliation Act (“COBRA”)) to continue Executive’s coverage under the Company’s group health insurance plan, group dental plan and, if any, the Company’s group life and disability insurance plans;

(d) immediate vesting of all outstanding LTIP Units (which shall, in accordance with the applicable award agreement, remain subject to achieving parity with common units of limited partnership interest in the Partnership), stock options, and other equity awards granted to Executive under any of Employer’s equity incentive plans, except that performance units, outperformance plan interests and other awards subject to achievement of performance criteria will vest only to the extent provided in the 2011 Equity Incentive Plan (or other applicable equity plan) and the applicable award agreement; and

(d) continuation of coverage under the Company’s liability insurance for directors and officers with respect to any of Executive’s actions as an officer or director of the Company during the Term;

provided, however, that all of the following conditions are first satisfied:

(i) Executive reaffirms Executive’s commitment to comply with all surviving provisions of this Agreement, including Section 9 and Section 10 hereof; and

(ii) Executive executes a Separation Agreement that includes a general release in favor of the Company, and all subsidiary and related entities, and their officers, directors, stockholders, employees and agents to the fullest extent permitted by law, drafted by the Company and in a form reasonably satisfactory to the Company, and the general release becomes effective in accordance with its terms no later than thirty (30) days following the date of termination of Executive’s employment.

If the Company terminates Executive’s employment pursuant to this Section 7.1 before Bonuses are determined and paid for calendar year 2022, then the Bonus referred to in Section 7.1(b)(ii) hereof shall be equal to two hundred eighty-nine thousand seven hundred ($289,700). The Severance Payment shall be subject to all legally required and authorized deductions and tax withholdings and shall be paid on the date that is the thirtieth (30th) day following the date of termination of Executive’s employment, provided that Executive has complied with all of the above-referenced conditions to receiving the Severance Package.

7.2            Severance Upon Resignation for Good Reason.  If Executive resigns from employment with Employer for Good Reason during the Term and such resignation qualifies as a “Separation from Service” under Section 409A, Executive shall be entitled to the “Severance Package” set forth in Section 7.1, on the same terms and conditions provided therein.

7.3            Severance Upon Change of Control. If during the last year of the Initial Term or during any Extended Term, a Change of Control (as defined in Section 7.10) occurs and the Company gives notice of non-renewal of this Agreement within twelve (12) months following such Change of Control, Executive shall be entitled to the “Severance Package” set forth in Section 7.1, on the same terms and conditions provided therein.

7.4            Beneficial Excise Tax Treatment.  If any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise would subject Executive to any excise tax pursuant to Section 4999 of the Code due to the characterization of such payment or benefit as an excess parachute payment under Section 280G of the Code, Executive may elect, in his sole discretion, to reduce the amounts of any payments or benefits called for under this Agreement in order to avoid such characterization.  To aid Executive in making any election called for under this Section 7.4, upon the occurrence of any event that might reasonably be anticipated to give rise to the application of this Section 7.4 (an “Event”), the Company shall promptly request a determination in writing by independent public accountants selected by Employer (the “Accountants”).  Unless the Company and Executive otherwise agree in writing, the Accountants, within thirty (30) days after the date of the Event, shall determine and report to the Company and Executive whether any reduction in payments or benefits at the election of Executive would produce a greater after-tax benefit to Executive and shall provide to the Company and Executive a written report containing a sufficiently detailed quantitative substantiation of their analysis and presented in a manner that Executive can readily understand.  For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination.  The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 7.4.  Under no circumstances shall Executive be entitled to any tax reimbursement or tax gross-up payment by virtue of the occurrence of an Event or any additional payment or benefit under this Section 7.4.

7.5            Section 409A Compliance.  The parties intend for this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.  If this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

(a)              Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” (as defined in Section 409A), any Severance Payment, severance benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code (together, “Specified Employee Payments”) shall not be paid before the expiration of a period of six (6) months following the date of Executive’s termination of employment (or before the date of Executive’s death, if earlier).  The Specified Employee Payments to which Executive would otherwise have been entitled during the six-month period following the date of Executive’s termination of employment shall be accumulated and paid as soon as administratively practicable following the first date of the seventh month following the date of Executive’s termination of employment.

(b)              To ensure satisfaction of the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

(c)              Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)              Employer hereby informs Executive that the federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change.  Executive acknowledges and understands that Executive should consult with his or her own personal tax or financial advisor in connection with this Agreement and its tax consequences.  Executive understands and agrees that Employer has no obligation and no responsibility to provide Executive with any tax or other legal advice in connection with this Agreement and its tax consequences.  Executive agrees that Executive shall bear sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation any and all tax liability under Section 409A) of this Agreement to Executive.

7.6            Effect of Death or Disability.  If Executive dies or his employment is terminated by the Company upon his experiencing a Disability during the Term, Executive (or his estate) shall be entitled to (a) payment of his accrued and unpaid Base Salary as of the date of Executive’s death or termination of employment by the Company upon his experiencing a Disability; (b) payment of a single cash lump-sum payment equal to the product of (i) the Bonus referenced in Section 7.1(b)(ii) of this Agreement multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed between the beginning of the fiscal year in which Executive’s death or termination of his employment occurs and the date of Executive’s death or termination of employment and the denominator of which is the number of days in the fiscal year in which Executive’s death or termination of employment occurs; and (c) payment by Employer of any group health or other insurance premiums for a period of eighteen (18) months (subject to Executive’s (or his spouse’s) eligibility for, and proper and timely election of continued group health benefits under COBRA) to continue Executive’s coverage under the Company’s group health insurance plan, group dental plan and, if any, the Company’s group life and disability insurance plans.  The payments described in the previous sentence shall be subject to all legally required and authorized deductions and tax withholdings, including for wage garnishments, if applicable, to the extent required or permitted by law, and shall be paid on the thirtieth (30th) day following the date of termination of Executive’s employment.  Payment under this Section 7.6 shall be made not more than once, if at all. If Executive dies or his employment is terminated by Company upon his experiencing a Disability before Bonuses are determined and paid for calendar year 2022, then the Bonus referred to in clause (c) of this Section 7.6 shall be equal to two hundred eighty-nine thousand seven hundred ($289,700).

7.7            Employment Reference.  If Executive’s employment is terminated without Cause, or Executive resigns for Good Reason, or this Agreement is not renewed by Company pursuant to a Change of Control, Executive and Employer will negotiate in good faith to reach an agreement on a neutral statement for termination or resignation, to the extent necessary or appropriate.  This statement will include, at minimum and as applicable, positions held, date of hire, employment period and confirmation of salary history (if requested by Executive).

7.8            Ineligibility for Severance.  For avoidance of doubt, Executive shall not be entitled to any Severance Package under this Agreement, and none of Sections 7.1, 7.2 and 7.3 shall apply to Executive, if at any time during the Term, (a) Executive voluntarily resigns or otherwise terminates employment with Employer other than for Good Reason, (b) the Company terminates Executive’s employment for Cause, or (c) except as provided in Section 7.3, the Company provides Executive with a notice of non-renewal.  Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to be an active participant in any retirement or benefit plan covering employees of Employer; provided, however, Executive may effect a rollover or other transfer of his interests in any such retirement or benefit plan in accordance with the terms of such plan and applicable law. All other Employer obligations to Executive shall be automatically terminated and completely extinguished.

7.9            Taxes and Withholdings.  Employer may withhold from any amounts payable under this Agreement, including any benefits or Severance Payment, such federal, state or local taxes as may be required to be withheld pursuant to applicable law or regulations, which amounts shall be deemed to have been paid to Executive.

7.10          Definitions.

(a)             “Cause” shall mean the occurrence during the Term  of any of the following: (i) Executive’s indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of: a felony, a crime of moral turpitude, fraud and dishonesty, breach of trust or unethical business conduct, or any crime involving Employer, (ii) gross negligence or willful misconduct by Executive in the performance of Executive’s duties which has materially damaged Employer’s financial position or reputation; (iii) willful or knowing unauthorized dissemination with the intent to cause harm by Executive of Confidential Employer Information; (iv) repeated failure by Executive to perform Executive’s duties that are reasonably and in good faith requested in writing by the President  of the Company (the “Delegator”), and which are not substantially cured by Executive within thirty (30) days following receipt by Executive of such written request; (v) failure of Executive to perform any lawful and reasonable directive of the Delegator communicated to Executive in the form of a written request from the Delegator, which is consistent with the Employer Business, and which failure Executive does not begin to cure within ten (10) days following receipt by Executive of such written request or Executive has not substantially cured within forty-five (45) days following receipt by Executive of such written request, or (vi) material breach of this Agreement by Executive which breach has been communicated to Executive in the form of a written notice from a Delegator, which material breach Executive does not begin to cure within ten (10) days following receipt by Executive of such written notice or Executive has not substantially cured within forty-five (45) days following receipt by Executive of such written notice.

(b)             “Disability” shall mean the occurrence during the Term of a medically determinable physical or mental impairment of Executive that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which either (i) renders Executive unable to engage in any substantial gainful activity, with or without leave accommodation, for a period of not less than three (3) months; or (ii) results in Executive receiving income replacement benefits for a period of not less than three (3) months under any policy of long-term disability insurance that may be maintained by the Company for the benefit of its employees.

(c)             “Change of Control” shall have the meaning ascribed to it in the 2011 Equity Plan.

(d)             “Good Reason” shall mean the occurrence during the Term of any of the following: (i) a material breach of this Agreement by the Company which is not cured by the Company within thirty (30) days following the Company’s receipt of written notice by Executive to the Company describing such alleged breach; (ii) Executive’s Base Salary is materially reduced by the Company; (iii) a material reduction in Executive’s title, duties and/or responsibilities, or the assignment to Executive of any duties materially inconsistent with Executive’s position; or (iv) a material change in the Company headquarters’ geographic location; provided, however, none of the occurrences described in (i) through (iv) hereof shall constitute Good Reason unless within ninety (90) days of any such occurrence Executive provides a Notice of Termination effective no more than thirty-one (31) days after receipt by the Company and specifying the occurrence.

(e)             “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all applicable regulations or guidance promulgated thereunder.

7.11          Nonduplication of Benefits.  Notwithstanding any provision in this Agreement or in any other Employer benefit plan or compensatory arrangement to the contrary, but at all times subject to Section 7.4, (a) any payments due under Section 7.1, Section 7.2 or Section 7.3 shall be made not more than once, if at all, (b) payments may be due under Section 7.1, Section 7.2 or Section 7.3, but under no circumstances shall payments be made under all of or any combination of Section 7.1, Section 7.2 and Section 7.3, (c) no payments made under Sections 7.1, 7.2 and 7.3 this Agreement shall be considered compensation for purposes of any benefit plan or compensatory arrangement of Employer, and (d) Executive shall not be entitled to severance benefits from Employer other than as contemplated under this Agreement, unless such other severance benefits offset and reduce the benefits due under this Agreement on a dollar-for-dollar basis, but not below zero.

8.             No Competition and No Conflict of Interest.  Except as otherwise provided in Section 2.2 of this Agreement, during the Term, Executive must not (a) engage in any work, paid or unpaid, that creates an actual conflict of interest with the essential business-related interests of the Employer where such conflict would materially and substantially disrupt operations, (b) directly or indirectly, whether as an owner, partner, stockholder, principal, agent, employee, consultant, or in any other relationship or capacity, engage in, or acquire any interest in any Person, corporation, partnership or other entity (other than the Company or any entity directly or indirectly controlled by the Company) engaged in the Employer Business, or (c) in any way other than on behalf of and as an employee of Employer, act as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise engaged in the Employer Business or any business in which Employer becomes actively engaged during the Term.  In addition, Executive agrees not to refer any tenant or potential tenant of Employer to competitors of Employer, without obtaining the Company’s prior written consent, during the Term.  Notwithstanding the foregoing, Executive’s passive investment in, or passive ownership of, less than five percent (5%) of the capital stock or other equity interests of any business entity (including a business entity engaged in the Employer Business) shall not be treated as a breach of this Section 8.  For purposes of this Agreement, the term “Employer Business” shall mean the acquisition, disposition, development, redevelopment, ownership, operation, management or financing of industrial properties in the United States, and “passive” means no employment or involvement in management, operations or policy decisions of the business entity and excludes any service as a director (or equivalent), manager, officer, employee or consultant or as a general partner or managing member (or equivalent) of the business entity

9.             Confidentiality.  During the Term, Executive has been and will continue to be given access to a wide variety of information about Employer, its affiliates and other related businesses that Employer considers “Confidential Employer Information.”  As a condition of continued employment, Executive agrees to abide by Employer’s business policies and directives on confidentiality and nondisclosure of Confidential Employer Information.  Confidential Employer Information shall mean all information applicable to the business of Employer which confers or may confer a competitive advantage upon Employer over one who does not possess the information; and has commercial value in the business of Employer or any other business in which Employer engages or is preparing to engage during Executive’s employment with Employer.  Confidential Employer Information includes, but is not limited to, information regarding Employer’s business plans and strategies; contracts and proposals (including leases and proposed leases); artwork, designs, drawings and specifications for development and redevelopment projects; tenants and prospective tenants; suppliers and other business partners and Employer’s business arrangements and strategies with respect to them; current and future marketing or advertising campaigns; software programs; codes, underwriting models, credit analyses, formulae or techniques; rent rolls; financial information; personnel information; and all ideas, plans, processes or information related to the current, future and proposed projects or other business of Employer that has not been disclosed to the public by an authorized representative of Employer, acting within the scope of his or her authority, whether or not such information would be enforceable as a trade secret of Employer or enjoined or restrained by a court or arbitrator as constituting unfair competition.  Confidential Employer Information also includes confidential information of any third party who may disclose such information to Employer or Executive in the course of Employer’s business.

9.1            Nondisclosure.  Executive acknowledges that Confidential Employer Information constitutes valuable, special and unique assets of Employer’s business and that the unauthorized disclosure of such information to competitors of Employer, or to the general public, will be highly detrimental to Employer.  Executive therefore agrees to hold Confidential Employer Information in strictest confidence.  Except as shall occur as and to the extent that Executive performs his duties to Employer, Executive agrees not to disclose or allow to be disclosed to any individual or entity, other than those individuals or entities authorized by the Company, any Confidential Employer Information that Executive has or may acquire during Executive’s employment by Employer (whether or not developed or compiled by Executive and whether or not Executive has been authorized to have access to such Confidential Employer Information).

9.2            Continuing Obligation.  Executive agrees that the agreement not to disclose Confidential Employer Information will be effective during Executive’s employment and continue even after Executive is no longer employed by Employer.  Any obligation not to disclose any portion of any Confidential Employer Information will continue indefinitely unless such information (a) has become public knowledge through no fault of Executive; (b) has been developed independently without any reference to any information obtained during Executive’s employment with Employer; or (c) must be disclosed in response to a valid order by a court or government agency or is otherwise required by law.

9.3            Return of Employer Property.  On termination of employment with Employer for whatever reason, or at the request of Employer before termination, Executive agrees to promptly deliver to Employer all records, files, computer disks, memoranda, documents, lists and other information regarding or containing any Confidential Employer Information, including all copies, reproductions, summaries or excerpts thereof, then in Executive’s possession or control, whether prepared by Executive or others.  Executive also agrees to promptly return, on termination or Employer’s request, any and all Employer property issued to Executive, including but not limited to computers, cellular phones, keys and credits cards.  Executive further agrees that should Executive discover any Employer property or Confidential Employer Information in Executive’s possession after the return of such property has been requested, Executive agrees to return it promptly to Employer without retaining copies, summaries or excerpts of any kind.

9.4            No Violation of Rights of Third Parties.  Executive warrants that the performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with Employer.  Executive agrees not to disclose to Employer, or induce Employer to use, any confidential or proprietary information or material belonging to any previous employers or others.  Executive warrants that Executive is not a party to any other agreement that will interfere with Executive’s full compliance with this Agreement.  Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement while such provisions remain effective.

10.            Interference with Business Relations.

10.1          Interference with Sellers, Tenants, Brokers and Other Business Partners.  Executive acknowledges that Employer’s seller information, tenant base, broker network, pipeline, leasing and acquisitions/sales strategies and its other business arrangements have been developed through substantial effort and expense, and its nonpublic business information regarding these matters is confidential and constitutes trade secrets.  In addition, because of Executive’s position, Executive understands that Employer will be particularly vulnerable to significant harm from Executive’s use of such information for purposes other than to further Employer’s business interests.  Accordingly, Executive agrees that during Executive’s employment with Employer, and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Employer’s relationship with any of the sellers, tenants, brokers or other business partners of Employer with whom Executive has had contact, or conducted business, during the Term of Employment by contacting them for the purpose of inducing or encouraging any of them to divert or take away business from Employer.

10.2          Interference with Employer’s Employees.  Executive acknowledges that the services provided by Employer’s employees are unique and special, and that Employer’s employees possess trade secrets and Confidential Employer Information that is protected against misappropriation and unauthorized use.  As such, Executive agrees that during, and for a period of twelve (12) months after, Executive’s employment with Employer, regardless of the reason for termination of employment, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Employer’s business by contacting any Employer employees for the purpose of inducing or encouraging them to discontinue their employment with Employer.

10.3          Negative Information.  During the Term and thereafter, Executive shall not disclose confidential or negative non-public information or make any disparaging or defamatory remarks, comments or statements regarding Employer or its directors, officers, employees, investors, stockholders or advisors and any affiliates of any of the foregoing (collectively, the “Employer Affiliates”);  provided, however, that nothing contained in this Section 10.3 shall affect any legal obligation of Executive to respond to mandatory governmental inquiries concerning Employer or the Employer Affiliates or to act in accordance with, or to establish, his rights under this Agreement.  Employer likewise agrees that no one acting with the actual authority of Employer shall disclose negative non-public information or make any disparaging or defamatory remarks, comments or statements regarding Executive;  provided, however, that nothing contained in this Section 10.3 shall affect any legal obligation of Employer or the Employer Affiliates to respond to mandatory governmental inquiries concerning Executive or to act in accordance with, or to establish, the rights of Employer and the Employer Affiliates under this Agreement.

10.4          Post-Termination Noncompetition. For a period of twelve (12) months following the termination of Executive’s employment with Employer, regardless of the reason for termination of employment, Executive will not engage in Competitive Activities (as defined below). Notwithstanding any other provision herein to the contrary, this Section 10.4 shall terminate and be null and void if Employer terminates Executive’s employment without Cause, or Executive resigns from employment with Employer for Good Reason, or if Employer elects to send Executive notice of non-renewal pursuant to Section 3 hereof.  The term “Competitive Activities,” for purposes of this Section 10.4, shall mean the taking of any of the following actions by Executive: (a) Executive’s direct or indirect participation (for his own account or jointly with others) in the management of, or as an employee, board member, partner, manager, member, joint venturer, representative or other agent of, or advisor or consultant to, any other business operation if a material portion (either in comparison to the size of Employer’s business or, if smaller, to such business operation’s business) of such operation is engaging in the Employer Business or any business in which Employer has been actively engaged at the time of the termination of Executive’s employment with Employer (a “Competitive Operation”); (b) Executive’s investment in, or ownership of, the capital stock or other equity interests in any business entity that is a Competitive Operation; or (c) Executive’s lending of funds for the purpose of establishing or operating any Competitive Operation, or otherwise giving advice to any Competitive Operation, or lending or allowing his name or reputation to be used by any Competitive Operation or otherwise allowing his skill, knowledge or experience to be so used. Notwithstanding the foregoing, Executive’s passive investment in, or passive ownership of, up to five percent (5%) of the capital stock or other equity interests of any business entity (including a business entity engaged in the Employer Business) shall not be treated as a breach of this Section 10.4.  For purposes of this Section 10.4, “Employer Business” and “passive” have the meanings set forth in Section 8 above and “material portion” shall mean that either (i) the total assets engaged in a Competitive Operation exceeds twenty percent (20%) of such business operation’s total assets or (ii) the total assets engaged in a Competitive Operation of such business operation equals or exceeds twenty percent (20%) of the Employer’s business.  This Section 10.4 governs the period of time following Executive’s employment with Employer, and Section 8 above governs during the Term.

11.            Injunctive Relief.  Executive acknowledges that Executive’s breach of the covenants contained in Sections 8 through 10 of this Agreement inclusive (collectively “Covenants”) would cause irreparable injury and continuing harm to Employer for which there will be no adequate remedy at law, and agrees that Employer shall be entitled to temporary and preliminary injunctive relief upon a showing of a likelihood of such a breach, and shall be entitled to permanent injunctive relief upon establishing such a breach, to the fullest extent allowed by Massachusetts law, without the necessity of proving irreparable harm or actual damages or of posting any bond or other security.

12.            Agreement to Arbitrate.

12.1          Mandatory Arbitration.  Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement, will be settled by final and binding arbitration by a single arbitrator to be held in Boston, Massachusetts, in accordance with the American Arbitration Association national rules for resolution of employment disputes then in effect, except as provided herein.  The arbitrator selected shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but shall not have the power to grant any remedy that would not be available in a state or federal court.  The arbitrator shall have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment).  The arbitrator shall have the powers granted by Massachusetts law and the rules of the American Arbitration Association which conducts the arbitration, except as modified or limited herein.  In aid of arbitration, either party may seek temporary and/or preliminary injunctive relief in the Business Litigation Session of the Suffolk County Massachusetts Superior Court (or in a regular session of that court if the case is not accepted into the Business Litigation Session).

12.2          Principles Governing Arbitration.  Notwithstanding anything to the contrary in the rules of the American Arbitration Association, the arbitration shall provide (a) for written discovery and depositions as provided under Massachusetts law and b) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based which shall be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has completed.  Except in disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment (a “Statutory Discrimination Claim”), each side shall split equally the fees and administrative costs charged by the arbitrator and American Arbitration Association.  In disputes where Executive asserts a Statutory Discrimination Claim against Employer, Executive shall be required to pay the American Arbitration Association’s filing fee only to the extent such filing fee does not exceed the fee to file a complaint in state or federal court.  In such cases where Executive asserts a Statutory Discrimination Claim, Employer shall pay the balance of the arbitrator’s fees and administrative costs.

12.3          Rules Governing Arbitration.  Executive and Employer shall have the same amount of time to file any claim against any other party as such party would have if such a claim had been filed in state or federal court.   In conducting the arbitration, the arbitrator shall follow the rules of evidence of the Commonwealth of Massachusetts (including but not limited to all applicable privileges), and the award of the arbitrator must follow Massachusetts and/or federal law, as applicable.

12.4          Selection of Arbitrator.  The arbitrator shall be selected by the mutual agreement of the parties.  If the parties cannot agree on an arbitrator, the parties shall alternately strike names from a list provided by the American Arbitration Association until only one name remains.

12.5          Arbitrator Decision.  The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration.  In disputes where Executive asserts a Statutory Discrimination Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Discrimination Claim had been asserted in state or federal court.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

13.            General Provisions.

13.1          Successors and Assigns.  The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.  Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) or assignee to all or substantially all of the business and/or assets of Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement without Employer’s written consent.

13.2          Nonexclusivity of Rights.  Except as expressly provided in this Agreement, Executive is not prevented from continuing or future participation in any Employer benefit, bonus, incentive or other plans, programs, policies or practices provided by Employer subject to the terms and conditions of such plans, programs, or practices.

13.3          Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.4          Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute except as provided in Section 12.

13.5          Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.6          Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing Employer, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.7          Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  Except as and to the extent that Section 12 does not properly apply, each party consents to the jurisdiction and venue of the state or federal courts in Suffolk County, Massachusetts in any action, suit, or proceeding arising out of or relating to this Agreement.

13.8          Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.9          Survival.  The following provisions shall survive Executive’s employment with Employer to the extent reasonably necessary to fulfill the parties’ expectations in entering this Agreement:  Section 7 (“Termination of Employment”), Section 9 (“Confidentiality”), Section 10 (“Interference with Business Relations”) Section 11 (“Injunctive Relief”), Section 12 (“Agreement to Arbitrate”), Section 13 (“General Provisions”), and Section 14 (“Entire Agreement”).

14.            Entire Agreement.  This Agreement amends and restates the Prior Agreement and, together with the other agreements and documents governing the benefits described in this Agreement, constitutes the entire agreement among the parties relating to this subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral (including the Prior Agreement).  This Agreement may be amended or modified only with the written consent of the Board and Executive.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

STAG INDUSTRIAL, INC.

Dated: July 1, 2022	By:	/s/ Stephen C. Mecke
Name: Stephen C. Mecke
Title: Executive Vice President and Chief Operating Officer

STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P.

By: STAG Industrial GP, LLC, its sole general partner

Dated: July 1, 2022	By:	/s/ Stephen C. Mecke
Name: Stephen C. Mecke
Title: Executive Vice President and Chief Operating Officer

MICHAEL C. CHASE

Dated: July 1, 2022	By:	/s/ Michael C. Chase
Address: